UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 23, 2004 (November 17, 2004)

BUCYRUS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-16715	39-0188050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. BOX 500 1100 MILWAUKEE AVENUE SOUTH MILWAUKEE, WISCONSIN	53172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (414) 768-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02                     Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers

(b), (d)  Departure of Directors; Election of Directors

Upon the completion of the offering by AIP/BI LLC of 7,053,077 shares of Class A common stock of Bucyrus International, Inc. (“Bucyrus”) on November 17, 2004, Bucyrus ceased to be a “controlled company” (as defined under the Nasdaq Marketplace Rules) and was required to have a majority of the members of its board of directors be “independent” (as defined under the Nasdaq Marketplace Rules).  Effective upon the completion of the offering by AIP/BI LLC on November 17, 2004, Mr. Richard Bingham, Mr. Dino Cusumano and Mr. Kim Marvin, each of whom is affiliated with AIP/BI LLC, resigned from the board of directors of Bucyrus (the “Board”).

Immediately after the resignations of Messrs. Bingham, Cusumano and Marvin on November 17, 2004, the Board reduced the number of its members from nine directors to seven directors and elected Mr. Edward G. Nelson, who is independent under the Nasdaq Marketplace Rules, to fill the one remaining vacancy and serve in the class of directors whose term expires at the 2007 annual meeting of stockholders.  Effective upon Mr. Nelson’s election to the Board on November 17, 2004, a majority of the members of the Board were independent.

Mr. Nelson (age 73) formed Nelson Capital Corp., a merchant banking firm, in 1985, and has served as its President and Chairman of the Board since its organization. Mr. Nelson serves as a director of Ohio Star Forge, Inc., a subsidiary of Daido Steel, Japan, Central Parking Corporation, a leading provider of parking and related services and Berlitz International, Inc., a language services company. Mr. Nelson also serves as a trustee of Vanderbilt University and is Honorary Consul General of Japan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BUCYRUS INTERNATIONAL, INC.

By:	/s/ Craig R. Mackus
Name:	Craig R. Mackus
Title:	Chief Financial Officer, Controller and Secretary

Dated: November 23, 2004